PRESS RELEASE

TODAY'S DATE:  AUGUST  5 , 1997              FOR INFORMATION CONTACT:
RELEASE DATE:  IMMEDIATELY                   BILL W. TAYLOR, E. V. P.
                                             C. F. O.
                                             903-586-9861

                        JACKSONVILLE BANCORP, INC.

JACKSONVILLE, TEXAS, AUGUST 5 , 1997 - JACKSONVILLE BANCORP, INC. (NASDAQ: JXVL) THE HOLDING COMPANY OF JACKSONVILLE SAVINGS BANK, SSB (FORMERLY JACKSONVILLE SAVINGS AND LOAN ASSOCIATION) OF JACKSONVILLE, TEXAS REPORTED NET INCOME OF $974,000, OR $.41 PER SHARE, FOR THE THREE MONTH PERIOD ENDED JUNE 30, 1997. THIS COMPARED TO $657,000, OR $.25 PER SHARE FOR THE THREE MONTH ENDED JUNE 30, 1996. ACCORDING TO JERRY CHANCELLOR, PRESIDENT AND C.E.O., THE INCREASE IN EARNINGS WAS PRIMARILY ATTRIBUTABLE TO UTILIZING THE PROCEEDS FROM THE SECOND STEP CONVERSION TO INVEST IN MORTGAGE AND CONSUMER LOANS AND IN ADJUSTABLE MORTGAGE-BACKED SECURITIES, ALONG WITH A ONE-TIME INCREASE OF $285,000 ($188,000 NET OF TAX EFFECT) IN NET ACCRUED INTEREST RECEIVABLE ON LOANS SERVICED FOR FEDERAL HOME LOAN MORTGAGE CORPORATION.

NET INTEREST INCOME INCREASED TO $2.4 MILLION FOR THE THREE MONTHS ENDED JUNE 30, 1997, COMPARED TO $1.88 MILLION FOR THE COMPARABLE PERIOD IN 1996. NON-INTEREST INCOME DECREASED FROM $390,000 TO $368,000 FOR THE PERIODS ENDED JUNE 30, 1996, AND 1997, RESPECTIVELY. NON-INTEREST EXPENSE DECREASED FROM $1.24 MILLION TO $1.17 MILLION FOR THE PERIOD ENDED JUNE 31, 1996 AND 1997, RESPECTIVELY.

JACKSONVILLE'S STOCKHOLDERS EQUITY AT JUNE 30, 1997 TOTALED $33.7 MILLION. THIS REPRESENTS A DECREASE FROM $34.1 MILLION FROM THE PREVIOUS QUARTER PRIMARILY DUE TO A CONTINUATION OF THE STOCK REPURCHASE PROGRAM. AT JUNE 30, 1997, JACKSONVILLE HAD REPURCHASED A TOTAL OF 184,600 SHARES OF STOCK.

AT JUNE 30, 1997 JACKSONVILLE HAD ASSETS OF $226.2 MILLION. JACKSONVILLE BANCORP, INC.'S WHOLLY OWNED SUBSIDIARY, JACKSONVILLE SAVINGS BANK, SSB OPERATES FROM ITS HEADQUARTERS IN JACKSONVILLE, TEXAS AND THROUGH ITS BRANCH OFFICE NETWORK IN TYLER, PALESTINE, ATHENS, LONGVIEW AND RUSK, TEXAS.